Exhibit 99.1

CONTACT:

Dee Ann Johnson

Chief Financial Officer and Treasurer

(412) 456-4410

dajohnson@ampcopgh.com

FOR IMMEDIATE RELEASE

PITTSBURGH, PA

July 30, 2015

Ampco-Pittsburgh Announces Second Quarter Earnings

Ampco-Pittsburgh Corporation (NYSE: AP) announces sales for the three and six months ended June 30, 2015 of $59,973,000 and $125,060,000, respectively, against $69,949,000 and $132,862,000 for the comparable prior year periods. Net (loss) income for the three months ended June 30, 2015 and 2014 was $(520,000) or $(0.05) per share and $1,121,000 or $0.11 per share, respectively, and for the six months ended June 30, 2015 and 2014 was $(448,000) or $(0.04) per share and $1,199,000 or $0.12 per share, respectively. (Loss) income from operations approximated $(806,000) and $(304,000) for the three and six months ended June 30, 2015, respectively, against $2,018,000 and $2,795,000 for the same periods in 2014.

For the Forged and Cast Engineered Products segment, sales and operating results for the three and six months ended June 30, 2015 were less than the comparable prior year periods principally due to a lower volume of shipments. Additionally, weaker margins, particularly for our forged roll company, contributed to the fall off in earnings as global steel and aluminum customers worked below capacity, putting pricing pressure on us, their vendors. For the Air and Liquid Processing group, although sales for each of the periods were slightly less than the same periods of the prior year, earnings improved primarily due to product mix and cost containment.

John Stanik, Ampco-Pittsburgh’s Chief Executive Officer commented, “Our primary issue in the second quarter was the low volume of shipments which adversely affected revenue. One of the greatest challenges for the Corporation continues to be depressed conditions in the western steel and aluminum markets. Furthermore, the strong dollar has enabled a significant amount of imported steel into the United States providing direct competition for our customers. The same holds true for our European business. The strength of the British pound has also exacerbated our problems in Europe as we compete with roll suppliers who utilize a Euro-currency base. This will affect shipments in future quarters due to low order intake now.”

“However, we aggressively continued to revitalize the company during the second quarter. Among many other things, we continued to reduce costs including a reduction in force within both the salary and hourly employee groups. Additionally, as has been announced, on July 29, 2015 we acquired the business and assets of Alloys Unlimited & Processing, Inc., a supplier of specialty tool, alloy, and carbon steel round bar, which is a significant step toward the diversification of our forged and cast product offerings. Moreover, we made significant progress on our three-year strategic plan and look forward to sharing our expectations with the investor community sometime during the fourth quarter.”

The matters discussed herein may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risks are set forth in the Corporation’s Annual Report on Form 10-K as well as the Corporation’s other reports filed with the Securities and Exchange Commission.

AMPCO-PITTSBURGH CORPORATION

FINANCIAL SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Sales	$59,973,000	$69,949,000	$125,060,000	$132,862,000

Cost of products sold (excl depreciation)	48,197,000	55,408,000	100,241,000	105,471,000
Selling and administrative	9,175,000	9,469,000	18,571,000	18,475,000
Depreciation	3,089,000	3,008,000	6,231,000	6,066,000
Loss on disposal of assets	318,000	46,000	321,000	55,000

Total operating expense	60,779,000	67,931,000	125,364,000	130,067,000

(Loss) income from operations	(806,000)	2,018,000	(304,000)	2,795,000
Other income (expense) – net	171,000	(88,000)	(209,000)	30,000

(Loss) income before income taxes	(635,000)	1,930,000	(513,000)	2,825,000
Income tax benefit (expense)	233,000	(575,000)	193,000	(951,000)
Equity loss in Chinese joint venture	(118,000)	(234,000)	(128,000)	(675,000)

Net (loss) income	$(520,000)	$1,121,000	$(448,000)	$1,199,000

(Loss) earnings per common share:
Basic	$(0.05)	$0.11	$(0.04)	$0.12

Diluted	$(0.05)	$0.11	$(0.04)	$0.12

Weighted-average number of common shares outstanding:
Basic	10,434,156	10,395,154	10,429,933	10,384,178

Diluted	10,434,156	10,448,249	10,429,933	10,436,285